EXHIBIT 99.1

                                                               Dennis G. Newkirk
                                                               (713) 423-3332


FOR IMMEDIATE RELEASE



                        NL REPORTS THIRD QUARTER RESULTS


HOUSTON, TEXAS -- October 23, 1996 -- NL Industries, Inc. (NYSE:NL) reported a net loss for the third quarter of 1996 of $4.2 million, or $.08 per share, on sales of $248 million compared to net income in the third quarter of 1995 of $17.4 million, or $.34 per share, on sales of $255 million. Net income in the first nine months of 1996 was $21.1 million, or $.41 per share, on sales of $752 million, compared to net income in the first nine months of 1995 of $51.5 million, or $1.00 per share, on sales of $790 million. NL's earnings for the third quarter of 1996 decreased due to the decline in TiO2 selling prices.

Operating income of Kronos' titanium dioxide pigments ("Ti02") business in the third quarter of 1996 was $9.7 million, $31.1 million less than the third quarter of 1995, on a 3% decrease in net sales. Average TiO2 selling prices for the third quarter of 1996 were 15% lower than the third quarter of 1995 and 6% lower than the second quarter of 1996. Selling prices at the end of the third quarter of 1996 were 15% lower than prices at the end of 1995. The Company expects average TiO2 prices in the fourth quarter to be somewhat below the third quarter average. While prices have declined, demand for TiO2 has continued to grow. Kronos' third quarter sales volumes increased 17% compared with the third quarter of 1995 with improved sales volumes worldwide.

Rheox's operating income of $9.8 million for the third quarter of 1996 was even with the year-earlier period. Rheox's operating income in the first nine months of 1996 includes a first-quarter $2.7 million gain related to the reduction of certain U.S. employee pension benefits.

Income tax expense for the third quarter of 1996 differs from a normally-expected effective tax rate because of losses in certain countries for which no tax benefit is currently available.

Based on the continuing decline in TiO2 selling prices during the third quarter and the current TiO2 industry pricing outlook, the Company expects to report a loss for the fourth quarter of 1996 and the Board of Directors has suspended the regular quarterly dividend.

NL Industries, Inc. is a major international producer of titanium dioxide pigments and specialty chemicals.

The statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, future global economic conditions, global TiO2 productive capacity, competitive products and prices and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings.


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                               NL INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                      (In millions, except per share data)
                                   (Unaudited)

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


                                        Quarters ended        Nine months ended
                                         September 30,          September 30,
                                       ------------------    ------------------
                                        1995       1996        1995       1996
                                       -------    -------    -------    -------
Net sales
  Kronos ...........................   $ 222.8    $ 215.1    $ 689.5    $ 649.7
  Rheox ............................      32.5       33.4      100.2      102.4
                                       -------    -------    -------    -------

                                       $ 255.3    $ 248.5    $ 789.7    $ 752.1
                                       =======    =======    =======    =======

Operating income
  Kronos ...........................   $  40.8    $   9.7    $ 120.4    $  64.6
  Rheox ............................       9.8        9.8       29.7       32.9
                                       -------    -------    -------    -------

    Operating income ...............      50.6       19.5      150.1       97.5

General corporate income (expense):
  Securities earnings ..............       1.5        1.2        5.9        3.6
  Expenses, net ....................      (7.1)      (5.7)     (19.9)     (12.4)
  Interest expense .................     (20.3)     (18.5)     (62.0)     (56.1)
                                       -------    -------    -------    -------

    Income before income taxes .....      24.7       (3.5)      74.1       32.6

Income tax expense .................      (7.4)       (.7)     (22.3)     (11.5)

Minority interest ..................        .1       --          (.3)      --
                                       -------    -------    -------    -------

    Net income .....................   $  17.4    $  (4.2)   $  51.5    $  21.1
                                       =======    =======    =======    =======

Per share of common stock ..........   $   .34    $  (.08)   $  1.00    $   .41
                                       =======    =======    =======    =======

Weighted average common shares
 outstanding .......................      51.6       51.3       51.5       51.4
                                       =======    =======    =======    =======



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